Exhibit 99.1

SunPower Announces 2007 Silicon Supply Agreement With REC SiTech

Silicon Ingot Supply Contract Further Strengthens SunPower Supply Base

SAN JOSE, Calif., Oct 18, 2006 /PRNewswire-FirstCall via COMTEX News Network/ — SunPower Corporation (Nasdaq: SPWR), a Silicon Valley-based manufacturer of the world’s highest-efficiency, commercially available solar cells and solar panels, today announced that it has signed a silicon ingot supply agreement for 2007 with REC SiTech AS. REC SiTech, a wholly owned subsidiary of Renewable Energy Corp. ASA (REC), is a leading supplier of monocrystalline ingots to the solar energy industry.

For the year 2007, the contract calls for SunPower to purchase approximately $20 million of silicon ingots from REC SiTech. This contract builds on previous ingot supply agreements and purchase orders between the two companies. SunPower’s silicon supply for 2007 remains sufficient to produce 110 megawatts of cell production.

“We are pleased to have finalized this 2007 ingot supply contract with REC SiTech, who we view as an important strategic partner,” said PM Pai, chief operating officer of SunPower.

About SunPower

SunPower Corporation designs and manufactures high-efficiency silicon solar cells and solar panels based on an all-back contact cell design. SunPower’s solar cells and panels generate up to 50 percent more power per unit area than conventional solar technologies and have a uniquely attractive, all-black appearance. For more information on SunPower or solar technology, please visit the SunPower website at http://www.sunpowercorp.com . SunPower is a majority-owned subsidiary of Cypress Semiconductor Corp. (NYSE: CY).

Forward Looking Statements

Statements herein that are not historical facts and that refer to SunPower’s plans and expectations about its supply of polysilicon, ingots and wafers, and general market supply of polysilicon, ingots and wafers, are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. We use words such as “estimated,” “believe,” “plan” and “expect” and similar expressions to identify forward-looking statements. Such statements are based on our current expectations as of the date of the release, which could change or not materialize as expected. Our actual results may differ materially due to a variety of uncertainties and risk factors, including but not limited to business and economic conditions and growth trends in the solar power industry, our suppliers’ ability to provide adequate supply of polysilicon, ingots and wafers to manufacture our products and the price we pay for such material and other risks described in our Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Except as required by law, we assume no obligation to update any such forward-looking statements.

NOTE: SunPower is a registered trademark of SunPower Corporation. Cypress is a registered trademark of Cypress Semiconductor Corp. All other trademarks are the property of their respective owners.

SOURCE SunPower Corporation

Julie Blunden, Vice President External Affairs, +1-408-240-5577, or Manny Hernandez,

+1-408-240-5574, both of SunPower Corporation

http://www.sunpowercorp.com/